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                                                                      EXHIBIT 14


                          GAYLORD ENTERTAINMENT COMPANY
                       CODE OF BUSINESS CONDUCT AND ETHICS

I.       Introduction

II.      Conflicts of Interest

         A.       Introduction

         B.       General Policy

         C.       Serving as a Director, Officer or Employee of a Non-Gaylord
                  Business

         D.       Potential Conflicts by Family and Friends

         E.       Political Activities

III.     Corporate Opportunities

         A.       Prohibition on Taking Gaylord Corporate Opportunities

         B.       Understanding Permissible Business Gifts

IV.      Confidentiality and Preservation of Records

V.       Business Conduct and Fair Dealing

         A.       General Policy

         B.       Relationships with Competitors

         C.       Relationships with Guests and Meeting Planners

VI.      Protection and Proper Use of Gaylord Property

         A.       Gaylord Property

         B.       Use of Technology

VII.     Compliance with Laws, Rules and Regulations

         A.       General

         B.       Integrity of Gaylord Records

         C.       Compliance with Insider Trading Laws

         D.       Fair Employment Practices



                                       i.
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         E.       Government Requests

VIII.    Compliance with and Implementation of Code of Business Conduct

         A.       General

         B.       Questions Regarding Code

         C.       Determination of Violations

         D.       Request for Waivers

         E.       Good Faith Reporting of Wrongdoing

IX.      Disclaimer of Employment Contract

X.       Reservation of Rights

XI.      Certification







                                      ii.
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                          GAYLORD ENTERTAINMENT COMPANY
                       CODE OF BUSINESS CONDUCT AND ETHICS

I.       INTRODUCTION

         Gaylord Entertainment Company (the "Company" or "Gaylord") is committed to achieving high standards of business and personal and ethical conduct for itself, its Directors and all personnel. Through performance in accordance with these standards, the Company, its Directors and all of its employees will merit and enjoy the respect of one another, the business community, our stockholders, our meeting planners and guests, our suppliers, and the public.

         It is the personal responsibility of all Directors and employees to acquaint themselves with all legal and policy standards and restrictions applicable to their duties and responsibilities, and to conduct themselves accordingly. Over and above the strictly legal aspects involved, all Directors and employees are expected to observe high standards of business and personal ethics in the discharge of their duties. This Code of Business Conduct and Ethics (the "Code") is designed to help ensure that these things occur.

         This Code applies to all Directors and employees of Gaylord. "Employees" means an officer or employee of Gaylord and its affiliates, and it includes Executive Officers, unless otherwise stated. Certain parts of this Code may apply specifically to "Executive Officers," and are so indicated. "Executive Officer" means a member of Gaylord management so designated by resolution of the Board. All employees and Directors are required to read and understand this Code, and compliance with the conduct policies set forth herein is required of all personnel.

         This Code supercedes and replaces in its entirety our March 1992 Corporate Code of Business Ethics and is intended to comply with the new requirements of the NYSE Listing Standards Committee and the Sarbanes-Oxley Act of 2002. Directors and employees are encouraged to report violations of laws, regulations, or this Code using the processes described in Article VIII of this Code. Gaylord will not permit retaliation against Directors or employees for reports made in good faith.

II.      CONFLICTS OF INTEREST

         A.       INTRODUCTION

         For purposes of our Code, a "conflict of interest" occurs when an individual's private interests interferes in a material way or appears from the perspective of a reasonable person to interfere in a material way with the interests of Gaylord as a whole. A conflict situation can arise when an employee or Director takes actions or has interests that may make it difficult to perform his or her responsibilities objectively and effectively. Ordinarily, a conflict exists when an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of Gaylord's business. Conflicts of interest may also arise when an employee or Director or a member of his or her family, receives improper personal benefits as a result of his


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

or her position at Gaylord. Notwithstanding the foregoing, accepting things of value in accordance with Section III.B of this Code shall not constitute the receipt of improper personal benefits.

         B.       GENERAL POLICY

         Gaylord must have the confidence of its customers and the public. Directors and employees must avoid conflicts or the appearance of conflicts, as discussed above. Specifically, employees should avoid any outside financial interests that might conflict with the Company's interests. Such outside interests could include, among other things:

         1. Personal or family financial interests in or indebtedness to enterprises that have business relations with the Company.

         2. Acquiring any interest in outside entities, properties, etc., in which the Company has an interest or potential interest. This would include stock in businesses being considered for acquisition, or real estate or possible new or expanded company operations.

         3. Conduct of any business not on behalf of the Company with any vendor, supplier, customer or agency or any of their officers or employees.


         Employees and Directors should report any material transaction or relationship that could result in a conflict of interest to Gaylord's General Counsel.

         C.       SERVING AS A DIRECTOR, OFFICER OR EMPLOYEE OF A NON-GAYLORD
                  BUSINESS


         The Company expects its employees to devote their full energies to their work. Therefore, an employee's outside activities must not reflect adversely on the Company or give rise to a real or apparent conflict of interest with the employee's duties with the Company. Employees must be alert to potential conflicts of interests and be aware that they may be asked to discontinue any outside activity should such a conflict arise.

         Gaylord employees must have the written approval in advance of accepting an appointment or position to serve as a Director, partner, owner, officer, or employee of any non-Gaylord business. If the service is permitted, then any employee acting in this dual capacity must inform the applicable Gaylord committee or Board of any matter affecting this dual responsibility at any time and, if warranted, abstain from any discussion or vote arising from this situation. No outside employment of a Gaylord employee which may constitute a conflict of interest is permitted unless approved in advance under this Code. Outside employment considered to be a conflict of interest would include, but is not limited to, employment with or service on the board of directors of a lodging or hospitality company. Gaylord directors who accept nominations to serve as directors of other public companies shall, in cases where such nominations have not previously been disclosed, notify in writing the Gaylord Nominating and Corporate Governance Committee.

         Notwithstanding the foregoing, volunteering in civic and charitable organizations is encouraged for Gaylord employees. To serve as a director or officer of a charitable or civic



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

organization, an employee must obtain written approval from a member of the Gaylord Entertainment Senior Partner Group (a "PG Member") in advance of accepting the appointment. Participation in such activities shall not be deemed to be within an individual's scope of employment or authority as an employee, and Gaylord assumes no liability therefor.

         D.       POTENTIAL CONFLICTS BY FAMILY AND FRIENDS

         The above conflict of interest guidelines are not intended to interfere with your personal life, but there may be situations where the actions of family members and close personal friends may cause an employee a conflict of interest. For example, gifts or other benefits offered to an employee's family member by suppliers or potential suppliers are considered business gifts and it is the same as if they were given to the employee. If an employee's spouse, relative, or close personal friend is directly involved in a business that would like to provide goods or services to Gaylord, the employee cannot use his or her position at Gaylord to influence the bidding process or negotiation in any way.

         E.       POLITICAL ACTIVITIES

         Except under certain circumstances expressly permitted under applicable law, no employee of Gaylord, acting on Gaylord's behalf, may contribute or loan money or items of value to any foreign, federal, state or local political candidates or parties. This prohibition includes the use of any Gaylord facilities, equipment, supplies, personnel or name. Employees may, however, participate in and/or contribute to the political process as concerned individuals, through means which would include voting and the contribution of their own time and money, and participate in or make contributions to political action committees.

         Employees considering running for election to public office must discuss such matter in advance with their supervisors to assure that their responsibilities at Gaylord are not compromised. This policy does not prohibit consideration for personal leaves of absence by Gaylord employees to pursue elected or appointed governmental positions. Requests for personal leaves of absence will be considered and administered as set forth in the Gaylord Employee Handbook.

III.     CORPORATE OPPORTUNITIES

         A.       PROHIBITION ON TAKING GAYLORD CORPORATE OPPORTUNITIES

         Directors and employees of Gaylord stand in a fiduciary relationship to Gaylord and must advance its legitimate interests when the opportunity to do so arises. It is a breach of this duty for any such person to take advantage of a business opportunity for his or her own or another person's personal profit or benefit when the opportunity is within the corporate powers of Gaylord and when the opportunity is of present or potential practical advantage to Gaylord unless Gaylord's Board knowingly elects not to avail itself of such opportunity and such person's participation is approved in advance by the Board. If such a person so appropriates such a Gaylord corporate opportunity, Gaylord may claim the benefit of the transaction or business and such person exposes himself or herself to liability in this regard. It is Gaylord's policy that no Director or employee take a corporate opportunity without the consent of the Board.

         B.       UNDERSTANDING PERMISSIBLE BUSINESS GIFTS

         The general purpose of gifts and favors in a business context is to create goodwill. If they do more than that, and have the potential to unduly influence judgment or create a feeling of obligation, employees should not accept them. Employees may not solicit any kind of gift or personal benefit from present or potential suppliers or customers. Employees are prohibited from accepting gifts of money (or monetary equivalents), whether solicited or unsolicited. The following transactions are permitted and shall be considered an exception to the general prohibition against accepting things of value:

         1. Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with parents, children or spouse) when the circumstances make it clear that it is those relationships, rather than the business of Gaylord that are the motivating factors;

         2. Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by Gaylord as a reasonable business expense if not paid for by another party;

         3. Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and other items that are similar to the types of advertising and/or marketing materials given or used by Gaylord;

         4. Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

         5. Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement or Christmas; or

         6. Acceptance of civic, charitable, education, or religious organizational awards for recognition of service and accomplishment.


         In addition, an employee may not give anything of value to any customer or potential customer as an inducement to obtain business or favorable treatment. Similarly, employees are prohibited from giving anything of value to public officials, as an inducement to have a law or regulation enacted, defeated or violated.

         The purpose of this policy is to avoid violations of law and to insure that Gaylord's business is safeguarded from undue influence of bribery and personal favors. Whenever you have dealings with persons who have business with the Company, the requirements of the law must be kept in mind. Necessarily, the application of the policy stated herein will require good judgment and common sense. If you encounter situations in which you are not sure of your obligations, you should consult Gaylord's Legal Department.

         It is inevitable and desirable that you will have individual business and personal relationships with Gaylord's customers, vendors and others who do business with Gaylord even though such individual business and personal relationship is not connected with Gaylord's business. This policy is not intended to discourage such relationships. Any such business relationship should be on customary terms and for proper and usual purposes. However, you should not solicit any special favors in recognition of your relationship with Gaylord.

IV.      CONFIDENTIALITY AND PRESERVATION OF RECORDS

         Employees frequently have access to confidential information concerning the Company's business. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Safeguarding confidential information is essential to the conduct of the Company. Caution and discretion must be exercised in the use of such information, which should be shared only with those who have a clear and legitimate need and right to know.

         No employee may disclose confidential information of any type to anyone except persons within the Company who need to know. Information regarding a customer may not be released to third parties, government, or other organizations, without the consent of the customer unless required by law. Any requests for information arising through a legal process (e.g., subpoena or court order) must first be referred to the Company's General Counsel before the release of the information.

         Whenever an employee becomes aware of an investigation which affects Gaylord, he or she shall immediately notify Gaylord's General Counsel. Notwithstanding any Gaylord records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed or destroyed. For purposes of this section, "records" means any of hard copy, paper documents and electronic records, including but not limited to, e-mail, voicemail and the contents of hard drives.

         Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.

V.       BUSINESS CONDUCT AND FAIR DEALING

         A.       GENERAL POLICY

         Each Gaylord employee and Director must endeavor to deal fairly with Gaylord's customers, suppliers, competitors and other employees. No employee or Director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of a material fact, or any other unfair-dealing practice.

         B.       RELATIONSHIPS WITH COMPETITORS

         1. Gaylord is committed to fair competition. The most important laws governing competitive practices in the United States are the federal anti-trust laws, which are designed to


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protect economic freedoms and promote competition. It is Gaylord's policy to fully comply with anti-trust laws. Most serious anti-trust violations deal with attempts to restrict competition through agreements or understandings with competitors. Accordingly, there should be no contact with a competitor of the Company concerning pricing policies and related matters unless prior legal advice is obtained. Pricing fixing and related agreements to lessen or eliminate competition between competitors can be implied from such contacts, and have the gravest consequences of all anti-trust offenses. While beneficial in many respects, participation in trade associations necessarily results in contacts with competitors. Anti-trust sensitive topics must be avoided, and activities of the association should be closely monitored by legal counsel for the association.

         2. No Director or employee shall engage in any activity which competes with Gaylord.

         3. No Director or employee shall reveal any trade secrets that are unique to Gaylord or are Gaylord's proprietary information.

         4. Each Director and employee has a fiduciary responsibility to take care that no information that is deemed confidential as to Gaylord be passed to competitors.

         C.       RELATIONSHIPS WITH GUESTS AND MEETING PLANNERS

         1. Employees shall act in a professional manner at all times when representing Gaylord. In dealing with Gaylord's customers, employees shall use prudent judgment and exercise good faith. Employees shall avoid situations that would generate a conflict of interest. Transactions with customers shall always be conducted at "arm's length."

         2. No employee shall misrepresent, circumvent, or conceal the nature of any material aspect of any transaction when dealing with a customer.

         3. If a relationship between an employee and a customer or a potential customer exists which potentially creates a conflict of interest, that employee shall notify his/her supervisor immediately.

VI.      PROTECTION AND PROPER USE OF GAYLORD PROPERTY

         A.       GAYLORD PROPERTY

         Employees and Directors have a duty to protect and conserve Gaylord property and to insure its efficient use for proper purposes. All Gaylord assets shall be used for legitimate business purposes and not for personal gain. Employees of Gaylord are to take care and responsibility to safeguard the property of Gaylord within reason. Notwithstanding the foregoing, at no time is a Gaylord employee to put his/her person at risk to safeguard Gaylord property. Gaylord property includes, but is not limited to: (i) all physical property of Gaylord whether leased or owned by Gaylord and includes all fixtures; (ii) all books and records in possession of Gaylord; (iii) all marketing studies, advertising or promotional materials, customer lists, logs, reports or any other forms or surveys that are in Gaylord's possession; and (iv) all proprietary software.

         B.       USE OF TECHNOLOGY

         Electronic mail and e-mail systems (including electronic bulletin boards) are property of the Company and must be used primarily for business purposes and only occasionally for personal reasons. The use of e-mail must conform to the policies and values of the Company. Among other things, messages which violate any of the Company's policies or invite participation in illegal activities, such as gambling or the use and sale of controlled substances, are prohibited. Statements which, if made in any other forum, would violate any of the Company's policies, including without limitation, policies against harassment or discrimination and the misuse of confidential information, are prohibited to the same extent in an e-mail message. E-mail systems may be used to transmit sensitive information only when such information is adequately protected. Subject to applicable laws and regulations, the Company reserves the right to monitor, restrict access, filter and disclose e-mail, internet usage and voicemail as it deems appropriate.

         The Internet is an efficient and valuable business tool and is to be used primarily for business purposes. Gaylord reserves the right to access all information on Company computers, including but not limited to e-mail and history of internet usage, even where personal passwords have been assigned. If you have questions about the use of your computer, the Internet, e-mail or voice mail, please see your manager.

VII.     COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         A.       GENERAL

         Directors and employees must comply fully with applicable laws, rules and regulations at all times. In particular, Directors and employees should take note of laws, rules and regulations regarding the integrity of Gaylord's records, insider trading and fair employment practices.

         B.       INTEGRITY OF GAYLORD RECORDS

         Accuracy and reliability in the preparation of all business records, financial statements and reports to regulatory and other government agencies is of critical importance to the corporate decision-making process and to the proper discharge of the Company's financial, legal and reporting obligations. To this end, the Company shall:

-        comply with generally accepted accounting principles at all times;

- maintain a system of internal accounting controls that will provide reasonable assurances to management that all material transactions are properly recorded;

- maintain books and records that accurately and fairly reflect the Company's transactions;

- prohibit the establishment of any undisclosed or unrecorded funds or assets; and

- maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared.




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         All business records, expense accounts, vouchers, bills, payroll, service records and other statements and reports are to be prepared with care and honesty. False or misleading entries are prohibited. All corporate funds and assets are to be recorded in accordance with applicable corporate procedures. Compliance with accounting procedures and internal control procedures is required at all times, and it is the responsibility of all employees that they understand how to comply. Employees must ensure that both the letter and the spirit of corporate accounting and internal control procedures are strictly adhered to at all times.

         In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful and a violation of this Code for any officer or Director of Gaylord or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent or certified accountant engaged in the performance of an audit of Gaylord's financial statements for the purposes of rendering such financial statements materially misleading.

         C.       COMPLIANCE WITH INSIDER TRADING LAWS

         Stock transactions are regulated by numerous complex laws. Severe civil and criminal penalties can be imposed on individuals and corporations convicted of violations. The information contained in the Code is a summary of the Company's Insider Trading Policy (the "Policy"), and employees are encouraged to consult the Policy for a complete description. Employees are required to pre-clear any trade in the Company's securities with the Company's General Counsel.

         1. Employees who know any "material" fact about the Company which has not been disclosed to the public ("inside information") may not buy or sell the Company's stock until reasonable time has passed after the information has been disclosed to the public. "Material" information means facts that would be likely to cause the value of the stock to go up or down. Examples include knowledge of new products or discoveries; unpublished sales; earnings or dividend figures; new contracts with customers or suppliers; tender offers; acquisitions; mergers; and sales of businesses.

         2. In addition, employees can be legally liable if someone outside the Company trades in the Company stock based on a "tip" of inside information given by an employee. Company policy forbids giving confidential information about the Company to outsiders except under limited circumstances approved by legal counsel.

         3. Specific additional legal restrictions on Company stock trading apply to Executive Officers and Directors, who have been furnished with detailed explanations of these restrictions.

         4. Trading in the stock of outside concerns while in the possession of material inside information is also prohibited. Examples of material inside information which might be obtained as a result of an employee's position with the Company include



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                  proposed acquisitions of outside concerns or awards of
                  important contracts to suppliers of the Company.

         D.       FAIR EMPLOYMENT PRACTICES

         Race, Color, Religion, National Origin, Sex, Age and Disability. Employees at the Company are recruited, selected and hired on the basis of individual merit and ability with respect to the position filled. As a business comprised of talented and diverse employees, the Company is committed to the fair and effective utilization of all employees without regard to race, color, religion, national origin, sex, age or disability unrelated to ability to do the job. Employees must all keep in mind that equal employment opportunity is indispensable in every aspect of the employment relationship. The relationship covers origin, training, working conditions, benefits, compensation practices, employment functions (including promotion, demotion, discipline, transfer, termination and reduction in force) and Company sponsored educational, social and recreational programs. The Company will move affirmatively and aggressively toward full and equal participation for each and every one of its employees as a matter of sound moral, legal and business policy. The Company steadfastly requires all of its employees to treat each other, regardless of title or position, with fairness and respect.

         Sexual Harassment. It is the Company's policy that every Director and employee of the Company must refrain from engaging in any verbal or physical conduct that could be construed as sexual harassment. In addition, every person conducting business on the Company premises, whether or not employed by the Company, must refrain from engaging in any verbal or physical conduct that could be construed as sexual harassment. Such conduct includes making unwelcome sexual advances, or engaging in coercive behavior that is sexual in nature when the rejection of or submission to such conduct affects, either implicitly or explicitly, an employee's status of employment (e.g., pay, promotion, assignment, termination, etc.).

         E.       GOVERNMENT REQUESTS

         It is the Company's policy to cooperate with all reasonable requests from government authorities. All requests for information should be responded to with complete and accurate information. In addition, documents should always be retained in accordance with the Company's document retention policy and should never be concealed, altered or destroyed in anticipation of, or in response to, any investigation. Any request for information from a government authority, other than routine items requested in the ordinary course of business, should be reported to the General Counsel.

VIII.    COMPLIANCE WITH AND IMPLEMENTATION OF CODE OF BUSINESS CONDUCT

         A.       GENERAL

         All employees are required to read, understand and conduct business according to this Code. Compliance with the conduct policies set forth in this Code is required of all employees. Enforcement is the direct responsibility of every supervisor. Managers and supervisors may be sanctioned for failure to instruct adequately their subordinates or for failing to detect non-compliance with applicable policies and legal requirements, where reasonable diligence on the


                                       9
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part of the manager or supervisor would have led to the discovery of any problems or violations and given the Company the opportunity to correct them earlier.

         If an employee is approached by anyone inside or outside of the Company with a request to do something the employee recognizes to be illegal or unethical, the employee should refuse. The employee should tell the person making the request that such conduct is contrary to the Company's policy and then report the incident to the employee's supervisor. No supervisor may direct a subordinate to violate this Code.

         Employees should immediately disassociate themselves from taking part in any discussions, activities, or other situations that they recognize to be potentially illegal or unethical. If an employee becomes aware of any illegal or unethical conduct or behavior in violation of this Code by anyone working for or on behalf of the Company, that employee should report it promptly, fully and objectively as provided below. The Company will attempt to treat such reports confidentially and to protect the identity of the employee who has made the request to the maximum extent and as may be permitted under applicable law. All reports will be investigated.

THIS CODE SETS FORTH GENERAL GUIDELINES ONLY AND MAY NOT INCLUDE ALL CIRCUMSTANCES THAT WOULD FALL WITHIN THE INTENT OF THE CODE AND BE CONSIDERED A VIOLATION THAT SHOULD BE REPORTED. EMPLOYEES SHOULD REPORT ALL SUSPECTED DISHONEST OR ILLEGAL ACTIVITIES WHETHER OR NOT THEY ARE SPECIFICALLY ADDRESSED IN THE CODE.

         B.       QUESTIONS REGARDING CODE

         General questions regarding this Code or the application of this Code to particular situations may be directed to Gaylord's General Counsel. Questions from Directors and Executive Officers may also be discussed with the Chairman of the Board, the Chief Executive Officer, or the Chairman of the Nominating and Corporate Governance Committee.

         C.       DETERMINATION OF VIOLATIONS

         Determinations regarding whether a violation of this Code has occurred shall be made as follows:

         1.       Process:

                  (a) If the alleged violation under consideration concerns an Executive Officer or Director, the determination of the existence of any violation shall be made by the Nominating and Corporate Governance Committee in consultation with the General Counsel and/or such external legal counsel as the Nominating and Corporate Governance Committee deems appropriate.

                  (b) If the situation under consideration concerns any other employee, the determination of the existence of a violation shall be made by the member of the Partner Group ("PG Member") to whom the employee ultimately reports, in consultation with the General Counsel.


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

                  (c) Whoever makes the decision as to whether a violation has occurred shall document the decision and forward the documentation to the Director of Human Resources for filing and retention, with a copy to the Legal Department. These files shall be available to the Internal Audit and Legal Departments.

                  (d) In determining whether a violation of this Code has occurred, the committee or person making such determination may take into account to what extent the violations were intentional; the qualitative and quantitative materiality of such violation from the perspective of either the detriment to Gaylord or the benefit to the Director, Executive Officer, or employee, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable under all the facts and circumstances.

         2. Acts or omissions determined to be violations of this Code by other than the Nominating and Corporate Governance Committee under the process set forth above shall be promptly reported by the Legal Department to the Nominating and Corporate Governance Committee and in turn by the Nominating and Corporate Governance Committee to the full Board of Directors.

         D.       REQUEST FOR WAIVERS

         A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action may be deemed to violate the Code.

         1.       Process:

                  (a) If the request under consideration relates to an Executive Officer or Director, the determination with respect to the waiver shall be made by the Nominating and Corporate Governance Committee, in consultation with the Legal Department and/or such external legal counsel as the Nominating and Corporate Governance Committee deems appropriate and submitted to the Board for ratification.

                  (b) If the request under consideration relates to any other employee, the determination shall be made by the PG Member to whom the employee ultimately reports, in consultation with the Legal Department unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Nominating and Corporate Governance Committee.

                  (c) The decision with respect to the waiver requested shall be documented and forwarded to the Director of Human Resources for filing and retention, with a copy to the Legal Department. These files shall be available to the Internal Audit and Legal Departments.

         2. All waivers of this Code (other than those approved by the Nominating and Corporate Governance Committee) shall be promptly reported by the Legal Department to the Nominating and Corporate Governance Committee.

         3. Waivers will only be granted under extraordinary or special circumstances.

         4. To the extent determined to be required or appropriate by Gaylord's Board of Directors in consultation with the General Counsel and/or other legal counsel as the Nominating and Corporate Governance Committee deems appropriate, waivers shall be publicly disclosed on a timely basis.

         E.       GOOD FAITH REPORTING OF WRONGDOING

         1. Employees of Gaylord are protected, to the extent provided by law, against retaliation by Gaylord when they provide information or assist in an investigation by federal regulators, law enforcement, Congress, or Gaylord itself, regarding conduct which the employee reasonably believes relates to fraud against Gaylord's shareholders.

         2. Good faith reports of wrongdoing should be submitted, in writing, to the PG Member to whom an employee ultimately reports, the Vice President of Human Resources or the General Counsel or by phone call to the Company's ethics hot line at (800) 359-8115. The person receiving the report shall discuss the report with relevant members of Gaylord's executive management and may then arrange a meeting with the employee to allow the employee to present a personal and complete description of the situation.

                  (a) "Good faith report" shall mean a report of conduct defined as wrongdoing, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit.

                  (b) "Wrongdoing" shall mean a violation which is not of a merely technical or minimal nature of a federal or state statute or regulation or of this Code designed to protect the interest of the public or Gaylord.

                  (c) All good faith reports and resulting investigations will be kept confidential.

         3. Directors may submit any good faith reports of wrongdoing in writing to the Gaylord General Counsel or to appropriate outside legal counsel. A thorough investigation will be undertaken by the General Counsel or his designee (or outside legal counsel, as the case may be) and appropriate action taken.

         4. The Sarbanes-Oxley Act of 2002 requires that the Gaylord Audit Committee establish procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters. Employee complaints and reports of this nature shall be handled under the procedures established by the Audit Committee.

         It is the policy of Gaylord to comply with both the letter and the spirit of the federal laws and regulations that govern Gaylord's activities. All operating policies, procedures and forms used to conduct Gaylord's business shall be in conformity with applicable federal laws and regulations. Any employee who violates a provision of this Code is subject to applicable disciplinary action ranging from warnings and reprimand up to and including termination, and, where appropriate, the filing of a civil or criminal complaint. Directors who violate a provision of this Code are subject to such sanction as the Board of Directors shall impose.


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Notwithstanding the foregoing, Gaylord also preserves and reserves its other rights and remedies against any individual who violates any provision of this Code, both at law and in equity.

IX.      DISCLAIMER OF EMPLOYMENT CONTRACT

         This Code is neither an employment contract nor any guaranty of continued employment. The employment relationship between Gaylord and its employees is "at will". Gaylord's policies, guidelines and related procedures are subject to unilateral change by Gaylord at any time. A fuller discussion of these matters appears in the Gaylord Employee Handbook.

X.       RESERVATION OF RIGHTS

         The Company reserves the right to amend this Code, in whole or in part, at any time and solely at its discretion. Any amendments, to the extent determined to be required or appropriate by the Board of Directors in consultation with the General Counsel and/or any other legal counsel as the Nominating and Corporate Governance Committee deems appropriate, shall be publicly disclosed on a timely basis. Changes to this Code will be published on the Company's intranet site, and employees will be promptly notified of any such changes.

XI.      CERTIFICATION

         Each Director and member of the Gaylord Leadership Team will be required to read or review this Code and certify, in writing, that he or she understands his or her responsibilities to comply with the guidelines and provisions set forth herein.







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